UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2025

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 30, 2025 (the “Effective Date”), Gevo Intermediate HoldCo, LLC (“Transferor”), a subsidiary of Gevo, Inc., entered into a Tax Credit Transfer Agreement (the “Agreement”) with a transferee bank (“Transferee” and, together with Transferor, the “Parties” and, each, a “Party”), pursuant to which Transferor agreed to supply “Clean Fuel Production Credits” to Transferee from the production of ethanol between January 31, 2025 and December 31, 2025 (the “Production Year”), by Transferor’s wholly owned subsidiary, Net-Zero Richardton, LLC (“NZ-R”). Under the Agreement, Transferor expects to deliver $22 million worth of credits to Transferee between June 30, 2025 and December 10, 2025 upon satisfaction of certain conditions precedent on each transfer date, with $5 million worth of credits being transferred at the time of execution of the Agreement.

The Agreement provides Transferee with a right of first offer (under certain conditions) for up to an additional $20 million of credits related to production of ethanol by NZ-R during the Production Year. The Agreement also provides Transferee with a right of first refusal to purchase up to all of the credits related to the production of ethanol by NZ-R during the 2026 calendar year at the same price and on substantially the same terms as those contained in the Agreement.

The Agreement became effective on the Effective Date and will continue in full force and effect unless terminated by a Party. The Parties may terminate the Agreement if certain customary events of default occur and are not cured within a certain time period. The Parties may also terminate the Agreement if there is a retroactive change in tax law that is reasonably likely to limit, restrict, reduce or disallow the transferred credits or the transfer thereof or creates a reasonable likelihood that the transferred credits will not be allowed or will be lost, disallowed or reduced. Upon the termination of the Agreement, Transferor shall refund to Transferee all amounts previously paid by Transferee to Transferor with respect to Transferred Credits that Transferee is unable to claim as a result of such termination, plus interest (or in the case of a retroactive change in tax law, Transferor shall repay Transferee those amounts paid by Transferee to Transferor attributable to transferred credits that Transferor is unable to transfer or transferee is unable to claim as a direct result of such change in tax law, plus interest).

The Agreement contains certain customary representations, warranties, covenants and confidentiality provisions, and also contains indemnification obligations by Transferor.

The foregoing description of the terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the form of the Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Tax Credit Transfer Agreement.
104	Cover Page Interactive Data File (embedded as Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: July 7, 2025	By:	/s/ E. Cabell Massey
E. Cabell Massey
Vice President, Legal and Corporate Secretary